EXHIBIT 4.01


Amendment to Rights Agreement

                          AMENDMENT TO RIGHTS AGREEMENT

                         BETWEEN MAYTAG CORPORATION AND

                      COMPUTERSHARE INVESTOR SERVICES, LLC

           This AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of August 22, 2005, between Maytag Corporation, a Delaware corporation (the "Company") and Computershare Investor Services, LLC (the "Rights Agent").

           WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), among the Company, WHIRLPOOL CORPORATION., a Delaware corporation ("Parent"), and WHIRLPOOL ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), pursuant to which Sub will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of Parent, whereby all of the Company's issued Common Shares will be converted into the right to receive (x) $10.50 in cash, without interest, and (y) that number of validly issued, fully paid and non-assessable shares of Parent Common Stock (as such term is defined in the Merger Agreement) equal to the Exchange Ratio (as such term is defined in the Merger Agreement).

           WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of February 12, 1998, as amended by the Amendments to the Rights Agreement between the Company and the Rights Agent, dated as of November 15, 2004 and May 19, 2005 (the "May Amendment") (as amended from time to time, the "Rights Agreement");

           WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and

           WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

           NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

           1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

           2. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is amended by deleting the last sentence at the end of that definition, which was added by the May Amendment, and adding the following sentence to the end of the definition as amended hereby:

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                                                                    EXHIBIT 4.01


          "Notwithstanding anything else set forth in this Agreement, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery or amendment of the Agreement and Plan of Merger, dated as of August 22, 2005, among WHIRLPOOL CORPORATION., a Delaware corporation ("Parent"), WHIRLPOOL ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and MAYTAG CORPORATION, a Delaware corporation (the "Company"), as the same may be amended from time to time, the "Merger Agreement" or the execution and delivery of any amendment thereto, (ii) the merger of Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement."

          3. The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is hereby amended by deleting the last sentence at the end of that definition, which was added by the May Amendment, and by adding the following sentence to the end of the definition as amended hereby:

          "Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger of Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement."

          4. Section 3(a) of the Rights Agreement is hereby amended by deleting the last sentence at the end of that section, which was added by the May Amendment, and by adding the following sentence to the end of Section 3(a) as amended hereby:

          "Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of
          (i) the execution and delivery or amendment of the Merger Agreement,
          (ii) the merger of Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement."

          5. Section 7(a) of the Rights Agreement is further amended by deleting clause (iv) of Section 7(a), which was added by the May Amendment, and by adding the following clause at the end of Section 7(a) as amended hereby:

          "(iv) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest to occur of the events described in clauses (i) through (iv) of this Section 7(a) shall be referred to as the "Final Expiration Date")."

          6. Section 11(a)(ii) of the Rights Agreement is hereby amended by deleting the last sentence of that section, which was added by the May Amendment, and by adding the following sentence to the end of Section 11(a)(ii) as amended hereby:

          "Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger



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                                                                    EXHIBIT 4.01


          of Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement."

          7. Section 13 of the Rights Agreement is hereby amended in its entirety to read as follows:

          "In the event that, at any time after a Person becomes an Acquiring Person, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any other Person, (ii) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries (other than, in the case of any transaction described in (i), (ii) or (iii) above, the merger of Sub with and into the Company), then, and in each such case, proper provision shall be made so that (A) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (B) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term "Company" shall thereafter be deemed to refer to such issuer; and (D) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights. The Company covenants and agrees that it shall not consummate any such consolidation, merger, sale or transfer (other than the merger of Sub with and into the Company) unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 (other than the merger of Sub with and into the Company) if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would

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                                                                    EXHIBIT 4.01


          eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. For purposes hereof, the "earning power" of the Company and its Subsidiaries shall be determined in good faith by the Company's Board of Directors on the basis of the operating earnings of each business operated by the Company and its Subsidiaries during the three fiscal years preceding the date of such determination (or, in the case of any business not operated by the Company or any Subsidiary during three full fiscal years preceding such date, during the period such business was operated by the Company or any Subsidiary)."

          8. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

          9. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          10. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

          11. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          12. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          13. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                   Remainder of Page Intentionally Left Blank



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                                                                    EXHIBIT 4.01


          IN WITNESS WHEREOF, the parties herein have caused this Amendment to Rights Agreement to be duly executed and attested, all as of the date and year first above written.

                              MAYTAG CORPORATION



                              By:  /s/ Roger K. Scholten
                                   -----------------------------
                              Name:    Roger K. Scholten
                              Title:   Sr. V.P.



                              COMPUTERSHARE INVESTOR SERVICES LLC



                              By:  /s/ Keith Bradley
                                   -----------------------------
                              Name:    Keith Bradley
                              Title:   Vice President